UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

__________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) of the

SECURITIES EXCHANGE ACT OF 1934

__________________

January 30, 2013

Date of Report (Date of earliest event reported)

TEXAS GULF ENERGY, INCORPORATED

(Exact Name of Registrant as Specified in Charter)

Nevada	333-149857	26-0338889
(State or other Jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1602 Old Underwood Road, La Porte, TX	77571
(Address of principal executive offices)	(Zip code)

Registrant's telephone number, including area code:	(281) 867-8500

N/A
(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13c-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Civil Action Cause Nos. 2013-04690 and 2013-00543; Texas Gulf Energy, Incorporated (the “Company”), et. al vs. Michael Rushing, et. al (the “Defendants”).

On January 13, 2013, the Company initiated a proceeding seeking declaratory relief that a Letter of Intent entered into on July 11, 2012 by and between the Company and the Defendants was null and void, or in the alternative that the Defendants breached such agreement. Previously, on or about January 4, 2013, the Company on behalf of Texas Gulf Fabricators, Inc., (which prior to December 28, 2012 was a wholly-owned subsidiary of the Company) and CS Bankers V, LLC (“CS”), (of which prior to December 28, 2012 the Company was a member) obtained a Temporary Restraining Order against the Defendants with respect to the return of certain business equipment, machinery and personal property removed from a business facility previously acquired by CS.

On January 30, 2013, the Defendants filed their Answer to the Company's Complaint as well as a Counterclaim against the Company and an Original Third Party Petition against David Mathews (CEO of the Company), Craig Crawford (Chief Financial Officer of the Company) and Timothy J. Connolly (a Manager of CS) (such answer, petitions and counterclaims by the Defendants, the “Claims”). The Defendants are seeking to set aside the Trustee's Deed and to obtain unspecified monetary relief.

In addition to its own defense, the Company is also providing the defense of its employees, Mr. Mathews and Mr. Crawford, with respect to the Claims.

The Company believes that the Claims asserted by the Defendants are without merit. The Company intends to pursue its claims and defenses vigorously. Further, it is the opinion of the Company’s management that the eventual resolution of the Claims is unlikely to have a material adverse effect on the Company’s financial position or operating results; however, the results of litigation are inherently unpredictable and the possibility exists that the ultimate resolution of the Claims could result in a negative material effect on our financial position, results of operations or liquidity.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 5, 2013

TEXAS GULF ENERGY, INCORPORATED

By:	/s/ Craig Crawford
Name:	Craig Crawford
Title:	Chief Financial Officer